EXHIBIT (10.6)

            [Logo]             Letter of Agreement

This Agreement is made and entered into as of June 15, 1998, by and between National Research Corporation (NRC), a Wisconsin corporation, and HEALTHSOUTH Corporation ("Client"), for itself and on behalf of its affiliates and subsidiaries.

National Research Corporation agrees to provide Client marketing research services as specifically outlined below.

Project Specifications:
>Client is responsible for providing NRC patient discharge/visit data in a magnetic readable format on a monthly basis (for all participating facilities).

>NRC is responsible for:
o    Sample plan management for each facility.
o Use of personalized 8 by 14" questionnaire with integrated cover letter (one logo in black ink).
o    Translation of questionnaire into Spanish.
o Data collection using NRC's three-step mail methodology, with an estimated response rate of 50 percent for inpatient and 40% for outpatient.
o Receiving of returned questionnaires, including return postage and printing of the return envelopes.
o Mailing of comments on a monthly basis is included (faxing of urgent comments on a daily basis).
o    Scanning of returned questionnaires.
o Generation of Action Plan reports for the individual facilities, one Corporate Summary report, divisional roll-up reports, and divisional ranking reports on a quarterly basis.
o    Conducting six on-site application workshops.
o Providing project booklets to all HEALTHSOUTH facilities upon joining the satisfaction measurement system.
o Communication (reminder phone calls, memos, etc.) to facilities regarding data tapes.
o    Analysis and distribution of annual newsletter specific to each division.
o Development of a training video for facilities to use to review project scope and research science.
o    Ongoing communication, education, and coordination with facility staff.
o Ad hoc analyses typically upon request (if extensive time and materials are requested, Client will be notified of additional fees prior to work performed).
o    Conducting  a  focus  group  with  Client  patients  regarding  the  survey instrument.
o Conducting a focus group with health care payors regarding important satisfaction data used in making business decisions.
o Conducting a periodic users group meeting to share information and gather input from key clients.
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o    Working  extensively  with Client  Information  Systems for proper facility identification or to provide conversion for facility numbers to match HEALTHSOUTH master facility numbering scheme.

NRC agrees that during the term of this Agreement and at any and all times thereafter, it will hold the data provided by Client in strict confidence. In no event will NRC divulge a patient or Client's identity in any report, publication or other form of communication containing data collected in the course of conducting the patient satisfaction measurement. NRC will utilize such data in conjunction with its Patient Satisfaction Measurement Database and NRC shall be entitled to retain copy of such data after the termination of this Agreement, but subject to the continuing confidentiality provisions of this paragraph.

NRC agrees to store original patient questionnaires for a period of six months at which time they will be destroyed. Data from these questionnaires will be archived and stored electronically, thereby preserving the information from the questionnaires. Comments, which are attached as additional sheets of paper are not stored by NRC, but are passed on to the client facilities in their original form. The exception to this is urgent comments, which are faxed daily, and the original attached sheets of paper are stored with the original questionnaires.

This Agreement shall be effective for a three year data collection period, effective as of January 1, 1998. With 120 days written notice by either party, this contract may be overruled by a subsequent contract incorporating new specifications and integration of additional measures.

If the tape sources for Client patient encounters are consolidated to fewer than 10 or equal to 1 per module (i.e. Rehab Hospital Inpatients, Medical Centers, Outpatient Centers, Diagnostic Centers, Surgery Centers) than the price per returned survey is reduced by *.

In return for NRC's services, Client agrees to pay NRC in accordance with the following pricing model, which includes discounts for volume thresholds:

*

Client shall pay NRC on a quarterly basis. Amount to be invoiced quarterly each year on January 31, April 30, July 31, and October 31. Invoice amounts will be based on actual facility participation.

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*    Indicates  that  material has been omitted and  confidential  treatment has
     been  requested  therefor.   All  such  omitted  material  has  been  filed
     separately with the SEC pursuant to Rule 24b-2.

                                      -2-
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Payment to NRC is due in US Dollars  within  thirty  (30) days of each  invoice.
Interest shall accrue on any past due amount at the rate of one and one-half percent (1 1/2%) per month until paid. Postal rate increases will be passed on if applicable.

IN  WITNESS   WHEREOF,   the   parties,   by  and   through   their   authorized
representatives, have executed this Agreement on the dates indicated below.

NATIONAL RESEARCH CORPORATION              HEALTHSOUTH Corporation
                                           One HealthSouth Parkway
                                           Birmingham, AL  35243

By: /s/ Antonette Benzing                  By: /s/
      Antonette Benzing
     Contract Administrator                Title:

Date: June 15, 1998                        Date: 2/1/98
                                           Purchase Order #:

Please return one signed copy of Agreement to National Research Corporation